                 [LETTERHEAD OF BANK OF AMERICA APPEARS HERE]


                                         May 13, 1996



Mr. Alex Yemenidjian
MGM Grand, Inc.
3799 Las Vegas Boulevard South
Las Vegas, Nevada 89109



Dear Alex:

     Bank of America National Trust and Savings Association is pleased to commit to provide up to $300,000,000 of the proposed aggregate $500,000,000 secured credit facility (the "Facility") for MGM Grand, Inc. Our commitment is based upon the attached Summary of Terms and Conditions (the "Summary"), the terms and provisions of which are incorporated herein by this reference. We would serve as Administrative Agent for the Facility.

     Lenders which execute this letter and commit to provide a $50,000,000 portion of the Facility not later than Tuesday, May 14, 1996 would be Co-Agents under the Facility. No Co-Agents would be accepted after that date. Co-Agents will commit to provide their portions of the Facility (also based upon the Summary) by executing this letter in the appropriate space provided below. Our commitment and the commitment of each Co-Agent (collectively, the "Commitments") are conditioned upon the commitment by at least four of the potential Co-Agents listed below of $50,000,000 each by Tuesday, May 14, 1996. In the event that five Co-Agents commit an aggregate of $250,000,000 by that date, our commitment amount will automatically be reduced to $250,000,000.

     BA Securities, Inc. agrees to use its best efforts to arrange a mutually
acceptable syndicate of lenders for the Facility.   MGM Grand, Inc. would be
entitled to accept oversubscriptions up to a total Facility amount of $600,000,000, provided that Bank of America would be entitled to reduce the
              --------
amount of its initial commitment prior to your acceptance of oversubsciptions,
as set forth in the fee letter described below.   We reserve the right to
allocate a portion of our commitment to our affiliate, Bank of America Nevada.

     The Commitments are conditioned upon your acceptance of this letter by signing it and returning it to us not later than close of business on May 14, 1996, together with your payment of the Breakup Fees referred to in the Summary and in our separate letter agreement dated today respecting fees payable to Bank of America and BA Securities, Inc.

     This letter may not be disclosed to any person (other than your legal counsel), or its existence referred to in a communication to any such person, prior to such acceptance and payment. The Commitments will terminate if the transactions contemplated by the Summary have not been consummated by December 5, 1996.

     The Commitments are conditioned upon execution of mutually satisfactory definitive loan documentation containing appropriate and customary representations, warranties, covenants and events of default. The Commitments are also subject to the absence of any material and adverse change in the financial condition, operations, assets or business of MGM Grand, Inc. and its subsidiaries, laws or governmental regulations which are relevant to the transactions contemplated, or the financial and credit markets disrupting the bank loan syndication market generally.

     It is understood that you will assist us in preparing an Information Memorandum for use in the process of arranging the lender syndicate, and that senior management will be available to meet with prospective syndicate members as we may request.

     By executing this letter, you agree that you shall not solicit or accept any other proposal or commitment to provide financing for the transactions contemplated by the Summary during the period between the date of this letter and December 5, 1996.

     By accepting this letter, MGM Grand, Inc. agrees that it shall pay on demand all reasonable costs and expenses of the Administrative Agent and BA Securities, Inc. (including legal fees and disbursements and the allocated costs of internal counsel) in connection with the preparation of the Summary and the negotiation and documentation of the Credit Documents and syndication of the Facility, whether or not the transactions contemplated by the Summary are actually consummated. In addition, MGM Grand, Inc. shall defend and indemnify the Administrative Agent, BA Securities, Inc., their respective officers, directors, employees and agents (each, an "Indemnified Person"), against all claims, damages, liabilities and expenses which may be incurred by or asserted against any of them in connection with the transactions contemplated by this letter and the Summary and for any reasonable legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding, whether commenced or threatened, or in any way relating to the extension of the financing contemplated by this letter and the Summary or from any use or intended use of any of the proceeds thereof except, in the case of any Indemnified Person, to the extent any such loss, claim, damage or liability results from the gross negligence or willful misconduct of such Indemnified Person.

     Please sign this letter in the space provided below and make the payment described above to accept the Commitments. We look forward to a prompt closing of this transaction.

                    Sincerely,


                    BANK OF AMERICA NATIONAL TRUST AND SAVINGS
                    ASSOCIATION


                    By:/s/ William S. Newby
                       --------------------------------
                    William S. Newby, Managing Director


                    By:/s/ Jon Varnell
                       --------------------------------
                    Jon Varnell, Managing Director

                    BA SECURITIES, INC.


                    By:/s/ Edward F. Millet
                       --------------------------------
                    Edward F. Millet, Vice President

Accepted and agreed:

MGM GRAND, INC.

By: Alejandro Yemenidjian
   -----------------------
Title: Pres, COO, & CFO
      --------------------

Each of the undersigned hereby commits to provide a $50,000,000 portion of the Facility referred to above and will act as a Co-Agent for the Facility.


BANK OF SCOTLAND

By: /s/ CATHERINE ONNIFREY
    -------------------------
Title: VICE PRESIDENT
       ----------------------


SOCIETE GENERALE

By: /s/ DONALD SCHUBERT
    -------------------------
Title: VICE PRESIDENT
       ----------------------


THE LONG-TERM CREDIT BANK OF JAPAN, LTD.

By: /s/ MOTOKAZU UEMATSU
    -------------------------
Title: DEPUTY GENERAL MANAGER
       ----------------------


WELLS FARGO BANK, N.A.

By: /s/ BRAD PETERSON
    -------------------------
Title: VICE PRESIDENT
       ----------------------


CANADIAN IMPERIAL BANK OF COMMERCE


By: /s/ DEAN J. DECKER
    -------------------------
Title: ASSOCIATE DIRECTOR
       ----------------------

Confidential Draft                                                 May 13, 1996

                                MGM GRAND, INC.

         SENIOR SECURED $500,000,000 REDUCING REVOLVING CREDIT FACILITY

                        Summary of Terms and Conditions
- - -------------------------------------------------------------------------------


BORROWER:              MGM Grand, Inc.

GUARANTORS:            MGM Grand Hotel, Inc. ("Hotel"); and MGM Grand Atlantic
                       City, Inc. ("MGM AC").

FACILITY:              A 5 - 1/2 year senior secured reducing revolving line of
                       credit.

AMOUNT: $500,000,000; Borrower reserves the right to accept oversubscriptions to the Facility which result in an increase in the amount of the Facility to up to $600,000,000 (subject, however, to the consent of both BofA and the Arranger).

SWING LINE:            A $15,000,000 portion of the Facility would be made
                       available to Borrower by means of a Swing Line. The outstanding principal balance of the Swing Line Advances would not exceed $5,000,000 for a period in excess of 3 business days. Swing Line Advances would be funded by Bank of America Nevada at a rate equal to the Base Rate plus the Base Rate Spread described below. Each Bank would have a risk participation in Swing Line Advances which is equal to its pro rata share of the Facility.
                       Swing Line Advances would not constitute usage for the purpose of computing Commitment Fees due to the Banks.

PURPOSES:              1)  Refinance certain existing indebtedness for borrowed
                           money of Borrower and its Subsidiaries.
                       2)  Finance up to $250,000,000 of Masterplan capital
                           improvements at the MGM Grand Hotel/Casino over the next two years;
                       3)  Finance initial development costs for a new project
                           in Atlantic City; and
                       4)  General corporate purposes.

AVAILABILITY:          The Facility will become available upon the earlier to
                       occur of:

                           (i) the successful defeasance of the $473,000,000 (face amount) of existing First Mortgage Notes ("FMN's") issued by MGM Grand Hotel Finance Corp. for approximately $523,000,000, including related transaction costs; or

                           (ii) concurrently with the deposit of sufficient funds with the trustee for the FMN's (in the form of government securities in the approximate amount of $523,000,000) to successfully defease the FMN's, provided that the Borrower
                           --------

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                  May 13, 1996

                           is able to provide the Agent with a first priority lien in those government securities to secure the Facility.

                       In the latter case, after 91 days, the Agent would release its lien in the government securities concurrently with (i) its receipt of the Hotel Guaranty, a first priority mortgage on the MGM Grand, Las Vegas, and its other first priority security from Hotel and (ii) the corresponding release of security from the FMN Indentures. The final structure of the transaction in which the FMN's will be defeased is to be negotiated, but must be acceptable to the Agent and the Banks. In any event, the defeasance of the FMN's must be structured so that the Agent and the Banks are entitled to the benefits of the Security described below or the government securities, without gaps or the risk of avoidance because of preference claims or other similar risks.

MATURITY:              December 31, 2001.  Borrower may request one-year
                       extensions of the Facility (and correspondingly defer the Scheduled Facility Reductions, below) at any time following the one year anniversary of closing the Facility, subject to consent to 100% of the Banks.

MANAGING AND
ADMINISTRATIVE AGENT:  Bank of America National Trust and Savings Association
                       ("BofA"; in its capacity as Administrative Agent, "Agent").

ARRANGER:              BA Securities, Inc.  Arranger will endeavor, on a best
                       efforts basis, to arrange a group of Co-Agents to collectively commit an aggregate initial amount to the Facility of at least $200,000,000.

CO-AGENTS:             Invitations to Bank of Scotland, Societe Generale, Long-
                       Term Credit Bank of Japan, Wells Fargo, and Canadian
                       Imperial Bank of Commerce.

SECURITY:              Substantially all of the assets of Borrower and
                       the Guarantors, to include, without limitation, a pledge by the Borrower of the stock of the Guarantors; first deeds of trust on, and security interests in, the MGM
                       Grand Hotel/Casino and the Atlantic City project, together with any improvements hereafter undertaken; and a pledge of all other personal property, FF&E, contract rights, equipment leases, intangibles, and other significant unencumbered assets of Borrower and Guarantors now owned or hereafter acquired (MGM Darwin and New York-New York are specifically excluded).


MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


SCHEDULED
FACILITY REDUCTIONS:   Availability under the Facility will reduce according to
                       the following schedule (unless extensions of the Facility have been granted by the Banks -- see Maturity, above):

                                                  Remaining
                       Date         Reduction    Availability
                       ----        ------------  ------------
                       12/31/99    $ 25,000,000  $475,000,000
                       03/31/00    $ 25,000,000  $450,000,000
                       06/30/00    $ 25,000,000  $425,000,000
                       09/30/00    $ 25,000,000  $400,000,000
                       12/31/00    $ 25,000,000  $375,000,000
                       03/31/01    $ 25,000,000  $350,000,000
                       06/30/01    $ 25,000,000  $325,000,000
                       09/30/01    $ 25,000,000  $300,000,000
                       12/31/01    $300,000,000            $0

                       In the event that the amount of the Facility is increased by reason of an oversubscription, the Reduction Amounts set forth above will be ratably increased.

VOLUNTARY
PREPAYMENT:            Base Rate Loans may be prepaid without penalty at any
                       time upon one business days' notice to the Agent.
                       Prepayment of LIBOR loans may occur upon three business days' notice during an interest period provided that Borrower shall reimburse the Banks for any funding losses and loss of anticipated profits to the Banks.
                       Prepayments shall be in an aggregate principal amount of not less than $10,000,000 and in increments of $1,000,000 above $10,000,000. Both principal and accrued interest shall be due and payable on the proposed prepayment date.
                       Subject to the provisions regarding prepayment, Borrower may reduce or cancel unused commitments without penalty upon three business days' notice to the Agent.

INTEREST RATES AND
COMMITMENT FEES:       Based on the ratio of Borrower's Leverage Ratio (as
                       defined below), as follows (basis points):

                                                                                            Base
                       Leverage                                              LIBOR          Rate    Commitment
                        Ratio (x)                                           Spread        Spread           Fee
                       ---------                                            ------        ------           ---
                       x (less than) 1.25                                     75.0           0.0         25.00
                       1.25 (less than or equal to) x (less than) 1.75       100.0           0.0         31.25
                       1.75 (less than or equal to) x (less than) 2.25       125.0          25.0         37.50
                       2.25 (less than or equal to) x (less than) 2.75       150.0          50.0         37.50
                       2.75 (less than or equal to) x (less than) 3.25       175.0          75.0         43.75
                       x (greater than or equal to) 3.25                     200.0         100.0         50.00

                       "Base Rate" means the higher of (a) BofA's "Reference Rate" (calculated on a 365/366 day basis) and (b) the federal funds rate plus 0.50% (calculated on a 360 day basis). The "LIBOR" rate

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996

                       shall be reserve adjusted. Both the LIBOR rate and all fees under the loan documents will be calculated on a 360 day basis.


INTEREST PERIODS:      LIBOR rate loans will be available for interest periods
                       of 1, 2, 3 or 6 months. No more than 15 LIBOR loans shall be outstanding at any one time.

INTEREST PAYMENTS:     Interest will be payable on Base Rate Loans at the end of
                       each calendar month, and on each other type of Loan at the end of each Interest Period, but not less frequently than every 90 days if Interest Periods longer than 90 days are selected.

NOTICE OF
BORROWINGS:            Borrower must give notice to the Agent of its intention
                       to borrow under the LIBOR option 3 eurodollar banking days before the requested loan. Base Rate borrowings are available on a same day basis.

MINIMUM
BORROWINGS:            Advances under the Facility shall be in integral
                       multiples of $1,000,000 which are not less than $10,000,000.

COMMITMENT FEES:       Commitment fees shall be payable with respect to the
                       average daily unused portion of the Facility quarterly in arrears and upon any termination of all or any portion of the Facility.

ADMINISTRATIVE FEE:    Annual Administrative Fee payable as set forth in a
                       letter with BofA.

UNDERWRITING FEES:     Agent:  As set forth in a letter agreement with BofA.

                       Co-Agents: 1.00% for $50,000,000 commitments, payable upon consummation of the initial loans on the commitment amount accepted by Borrower and Arranger.

BREAKUP FEE:           Borrower will pay $25,000 to each Co-Agent and an amount
                       set forth in a letter agreement to the Agent within one week of commitment, for use of the Commitment Letters providing an aggregate $500,000,000 underwriting of the Facility. Such amounts will be credited to the Underwriting Fees payable at closing to BofA/Arranger and the Co-Agents, respectively.

DOCUMENTATION:         The Facility will be subject to preparation, execution,
                       and delivery of a Loan Agreement and other mutually acceptable loan documentation which will contain the normal conditions precedent, representations and warranties, covenants, events of default and other provisions including, without limitation, those outlined below.

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


COVENANTS AND
CONDITIONS:            The Loan Agreement will contain covenants usual and
                       customary for a financing of this nature, including, but not limited to, the Borrower's covenant to maintain its fundamental business, compliance with law, ERISA compliance, notice of default, and material litigation.
                       Covenants will include, among others, the following:

  Financial
  Covenants:           Financial covenants will be measured quarterly, beginning
                       with the first full calendar quarter after Closing.

                       (A) Maximum Leverage Ratio of not more than the following
                           (individual quarterly levels to be determined):

                           During Fiscal
                           Year Ending       Maximum Ratio
                           -----------       -------------
                           12/31/96          3.00
                           12/31/97          3.00
                           12/31/98          3.80
                           12/31/99          3.00
                           and thereafter

                           Leverage Ratio defined as the ratio of Total Debt to Cashflow. Cashflow is defined as EBITDA of the Borrower, plus pre-opening expenses, plus EBITDA of
                                     ----                       ----
                           MGM Grand Australia (but not including return of capital), plus operating cashflow from New York - New
                                     ----
                           York distributed to and received by Borrower (but not including return of capital). Total Debt defined as all funded debt, plus letters of credit, plus all contingent obligations (e.g., guarantees and other forms of support), plus 50% of the amount of debt outstanding on the New York-New York project until the opening of New York-New York; following the opening of New York-New York, and for so long as the New York-New York Keep-Well Agreement is in place, 50% of its debt amount will be included in this calculation (for the subsequent quarter) only when New York-New York does not achieve quarterly EBITDA of at least $20,000,000.

                       (B) Minimum Interest Coverage Ratio not less than the
                           following (individual quarterly levels to be determined):

                           During Fiscal
                           Year Ending       Minimum Ratio
                           -------------     -------------

                           12/31/96                   3.00
                           12/31/97                   3.00
                           12/31/98                   2.25
                           12/31/99                   3.00
                           and thereafter

                           Defined as (Cashflow - Maintenance CAPEX (to be defined) - Income Tax Provision - Cash
                           Dividends)/(Cash

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


                           Interest + Payments required by Borrower under the New York-New York Keep-Well Agreement).

                       (C) Maximum New Venture CAPEX.  Limited to (i)
                           $750,000,000 on the Atlantic City project, (ii) up to $250,000,000 for Masterplan improvements at Hotel,
                           (iii) amounts payable under the New York-New York Keep-Well Agreement, New York-New York pre-opening costs and additional equity infusions to New York - New York required under the current $460 million budget, (iv) an additional $200,000,000 over the life of the Facility, and (v) 100% of the net proceeds received from additional equity offerings subsequent to 12/31/96.

                       (D) Minimum Tangible Net Worth of not less than the sum
                           of (i) 85% of Consolidated Tangible Net Worth as of the closing date (but after having accounted for the defeasance/buyback costs of the FMN's), plus (ii) 50% of cumulative Consolidated Net Income after closing (not reduced by Consolidated Net Losses), plus (iii) 75% of the net proceeds of any equity offering.

  Negative
  Covenants:           The Loan Agreement will contain negative covenants
                       including, without limitation, acquisitions, mergers and similar transactions, asset sales, and restricted payments (including dividends, which are payable by Borrower subject to Financial Covenants (B) and (D) above, and so long as Borrower's Leverage Ratio is not greater than 2.0). Change in control (to be defined) of the Borrower shall not result in an Event of Default, but rather an optional termination of the Facility commitments by the Banks if Requisite Banks so elect. No additional senior indebtedness or liens are permitted, except for secured purchase money indebtedness and capital leases under baskets to be defined. Unsecured subordinated debt of Borrower will be permitted so long as it is on terms consistent with the current market (to be later defined).

                       Also, Borrower may enter into secured swap agreements with one or more Banks in a notional amount up to $250,000,000 that shall be secured on a pari passu basis with the obligations under the Facility.

Conditions of Lending: For the initial advance, usual and customary for transactions of a similar nature, including, without limitation, the following, in form and substance satisfactory to the Agent and the Banks:

                       (A) all legal matters shall be satisfactory to the Banks,
                           including favorable legal opinions and no judgment, order, injunction or other restraint shall exist, and no litigation shall be pending or threatened, that in the judgment of the Banks would prohibit or impose, or result in the

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


                           imposition of, materially adverse conditions upon the financing contemplated hereby;

                       (B) receipt by Borrower, and continuing effectiveness, of
                           all licenses, regulatory approvals, governmental authorizations, permits, etc., necessary to the ongoing business as now conducted;

                       (C) execution and delivery of satisfactory closing
                           documentation;

                       (D) no material adverse change (i) in the financial
                           condition, operations, assets, or business of Borrower or (ii) that would have a material adverse effect on the rights or remedies of the Agent or Banks, or on the ability of Borrower to perform its obligations under the Loan Agreement and other loan documents.

                       (E) FIRREA appraisal and update to environmental
                           assessment.

                       (F) Solvency certificate by each Guarantor.

                       For each subsequent Advance, usual and customary for transactions of a similar nature, including, without limitation, the following, in form and substance satisfactory to the Banks:

                       (A) absence of Event of Default, matured or unmatured;

                       (B) representations and warranties true, correct and
                           complete as the date of such advance, immediately prior to and after giving effect to the proposed borrowing;

                       (C) no material adverse change (i) in the financial
                           condition, operations, assets or business of Borrower, or (ii) that would have a material adverse effect on the rights or remedies of the Agent or Banks, or on the ability of Borrower to perform its obligations, under the Loan Agreement and other loan documents.

   Reporting
   Requirements:       To be negotiated.

EVENTS OF DEFAULT:     Customary, including, without limitation, failure to
                       maintain material franchises and licenses, breach of covenants, breach of representations and warranties, bankruptcy/insolvency, judgments and attachments of
                       Borrower or any Guarantor, unfunded ERISA liabilities and withdrawal liabilities under multiemployer plans, all subject to mutually satisfactory materiality thresholds and grace, notice and cure periods, as appropriate.

REQUISITE BANKS:       Banks comprising 66-2/3% of total commitments under the
                       Facility.

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996



CLEAR MARKET:          Borrower shall agree that, except for the anticipated
                       equity offering, and related transactions and subordinated debt, from the date of this Summary of Terms and Conditions through December 5, 1996 neither it nor the Guarantors will engage in any other material financing transaction, or solicit interest in such a transaction, without the consent of the Arranger.

TAXES: All payments will be made free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than taxes imposed on the overall income (whether gross or net) of a Bank by the jurisdiction in which the Bank is organized, resident or doing business).

MISCELLANEOUS:         Customary indemnity and yield protection (including risk-
                       based capital adequacy, increased costs and interest period breakage indemnities), illegality and similar provisions.

ASSIGNMENTS AND
PARTICIPATIONS:        Each Bank may assign all or any part of its loans or
                       commitment to an affiliate of such lender or to any other
                       Bank without consent, and to one or more financial institutions that are Eligible Assignees with the prior consent of the Agent and Borrower. The Agent's and the Borrower's consent shall be required for all assignments, but shall not be unreasonably withheld. The minimum amount of any such assignment shall be $10,000,000, or such lesser amount as constitutes the remaining amount of a Bank's commitment (except that there shall be no minimum assignment among the Banks or to their affiliates), and each assigning Bank shall pay to the Agent a recordation fee of $2,500 with respect to each such assignment. As used herein, the term "Eligible
                       Assignee" means any Affiliate of the assignor Bank and any commercial bank having a combined capital and surplus of not less than $100,000,000 which is (i) organized under the laws of the United States or any state thereof, or (ii) the domestic branch or agency of any such commercial bank organized under the laws of a country which is a member of the Organization for Economic
                       Cooperation and Development. Upon any such assignment, the assignee financial institution shall become a Bank for all purposes under the loan documents.

                       Each Bank may sell participations for all or any part of the Facility or commitment provided, that (i) such Banks
                                                  --------
                       shall remain responsible for its total obligations under the loan documents, (ii) Borrower and the Agent shall continue to deal solely with such Bank in connection with such Bank's rights and obligations under the loan documents, and (iii) such Bank shall not sell any participation under which the participant would have rights to approve any amendment or waiver relating to any loan documents except to the extent any such amendment or waiver would (a) extend the final maturity date or the date for the payment of any installments of fees, principal or interest due in respect of the Facility, (b) reduce the amount of any installment of principal due in respect of the Facility, (c) reduce the interest

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996

                       rates of fees applicable to the Facility, (d) release the Guarantors or any material collateral, or (e) change the definition of Requisite Banks.

FEES AND EXPENSES:     Borrower shall pay all reasonable costs and expenses
                       (including without limitation, the allocated fees and expenses of in-house counsel), incurred by the Arranger, the Agent, and any Bank in the enforcement and collection of obligations under the Facility.

GOVERNING LAW:         State of Nevada.


This Summary is not meant to be, nor should it be construed as, an attempt to define all of the terms and conditions of the transaction contemplated hereby, nor is it intended to reflect specific document phrasing that will exist in the Loan Agreement. This Summary is intended only to outline the basic points of business understanding around which a Loan Agreement can be structured.

MGM Grand, Inc.                                                BankAmerica Corp.

Confidential Draft                                                 May 13, 1996


                              BA SECURITIES, INC.

                          SPECIAL DISCLOSURE STATEMENT


BA Securities, Inc. ("BA Securities") is a wholly-owned, direct subsidiary of BankAmerica Corporation, the parent company of Bank of America NT&SA ("Bank of America"). BA Securities is a broker-dealer registered with the Securities and Exchange Commission, and is a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation.

BA Securities is not a bank.  The securities and financial instruments sold,
                 ---
offered or recommended by BA Securities are not bank deposits, are not guaranteed by, and are not otherwise obligations of, any bank, thrift or other subsidiary of BankAmerica Corporation, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

From time to time, Bank of America's affiliates may lend to one or more issuers whose securities are underwritten, dealt in, or placed by BA Securities. You are referred to the relevant prospectus, offering statement or other disclosure document for material information relating to any such lending relationship, and whether the proceeds of an issue will be used to repay any such loans. Furthermore, the obligations of BA Securities are not those of any affiliated bank or thrift, and no such affiliated bank or thrift is responsible for securities underwritten, dealt in, or placed by BA Securities.

BA Securities also may participate from time to time in a primary or secondary distribution of securities offered or sold to you by it. Further, BA Securities may act as an investment adviser to issuers whose securities may be offered or sold to you by it.

MGM Grand, Inc.                                                BankAmerica Corp.

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